                                                                    Exhibit 10.1


                                CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT dated January 7, 1998 by and between Computer Associates International, Inc. ("CA") and ACCPAC INTERNATIONAL, INC. ("AI").

     WHEREAS, the Board of Directors of CA has determined that it is in the best interest of CA and its shareholders to separate the business conducted by CA's ACCPAC independent Business Unit ("iBU") into a separate business; and

     WHEREAS, in furtherance of the foregoing it is appropriate and desirable to transfer the assets used in the operation of the ACCPAC iBU to AI and its subsidiaries and to cause AI and its subsidiaries to assume the liabilities which have arisen in the course of the operation of the ACCPAC iBU, all as more fully described in this Agreement; and

     WHEREAS, the Board of Directors of CA has further determined that it is appropriate and desirable, on the terms and conditions contemplated in this Agreement, to cause AI to offer and sell for its own account in an initial public offering a limited number of shares of AI common stock; and

     WHEREAS, in consideration for the transfer of the ACCPAC assets to AI, AI will issue 2,625 shares of its common stock to CA issue a note to CA in the amount of $5 million and assume all of the liabilities associated with the ACCPAC assets.

     NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1.   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

               (a) CA hereby contributes, assigns, transfers, conveys and delivers to AI, and agrees to cause its subsidiaries to assign, transfer, convey and deliver to AI, and AI hereby accepts from CA and its subsidiaries, all of CA's and its subsidiaries respective right, title and interest in all AI Assets. The transfer of assets shall be deemed to have accrued on January 1, 1998.

               (b) AI hereby assumes and agrees faithfully to perform and fulfill all of the AI Liabilities in accordance with their respective terms. AI shall be responsible for all AI Liabilities, regardless of when or where such AI Liabilities arose or arise or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless or where or against whom such liabilities are asserted or determined of whether asserted or determined prior to the date hereof, and regardless of whether arising from, or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by CA or its subsidiaries or any of their respective directors, officers, employees or agents.

               (c) AI hereby grants a worldwide, perpetual, royalty free license to CA and its subsidiaries to use any and all present and future AI products for internal use only. This license shall include maintenance, at no cost to CA or its subsidiaries. In the event that AI is required to make any royalty or license payment to third parties as a result of this license to CA and its subsidiaries, CA shall reimburse AI for any such royalty or license payments made by AI to any third party. The license to CA and its subsidiaries shall include, without limitation, any products created or acquired by AI subsequent to this Agreement, as well as products licensed by AI for sublicense by AI to third parties.

     2. AI ASSETS. For purposes of this agreement "AI Assets" shall mean, (without duplication) any and all assets, properties and rights (including the goodwill associated therewith), wherever located, that are being used exclusively or primarily in the business of the ACCPAC iBU, including all accounting and other books, records and information; all computer, equipment and other tangible personal property; all inventories, work-in-process and finished goods; all the outstanding capital stock of DistribuPro, Inc.; all license agreements, purchase orders and other contracts, agreements and commitments; all written technical information, data, specifications and reseat and development information, all domestic and foreign copyrights, trade names, trademarks, service marks and registrations and applications therefor; all trade secrets, inventions and other proprietary information, all rights under contracts and agreements and all claims or rights arising from the ownership of any ACCPAC asset; and cash or cash equivalents, bank accounts and other deposit arrangements. "AI Assets" shall not include any fee interest in real property, or any asset, property or right that is not used exclusively or primarily in the business of the ACCPAC iBU.

     3. AI LIABILITIES. For purposes of this agreement, "AI Liabilities" shall mean (without duplication) all liabilities and obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) relating to, arising out of or resulting from the AI Assets and the operation of the business of the ACCPAC iBU as conducted at any time prior to, on or after the date hereof (including any employee-related liabilities and any liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority)).

     4. ISSUANCE OF SHARES IN CONSIDERATION FOR THE CONTRIBUTION AND TRANSFER OF THE AI ASSETS TO CA. AI shall issue 2,625 shares of its common stock, par value $.01 per share to CA upon the execution of this Agreement in consideration for the transfer of the AI assets to AI.

     5. ISSUANCE OF NOTE UPON THE EXECUTION OF THIS AGREEMENT. AI shall execute a note substantially in the form of attached hereto as Exhibit A providing for the payment to CA of $5 million. This Note shall not bear interest until January 1, 1999 after which the note shall bear interest at a rate of 9% per annum. The Note shall be payable in full upon the earlier to occur of the closing of an initial public offering of AI's common stock and December 31, 1999.

     6. INDEMNIFICATION BY AI. AI shall indemnify, defend and hold harmless CA, and each of its directors, officers and employees from and against any claim, loss, charge, cost, liability, expense (including litigation expenses and attorneys' fees and expenses), damage or cause of action relating to, arising out of or resulting from any of the following items (without duplication):

          (a) failure by AI to pay, perform or otherwise promptly discharge any AI Liabilities in accordance with their respective terms, whether prior to or after the date hereof;

          (b) the AI Assets or the conduct by AI of its business and operations (including any litigation pending or threatened or that arises in the future and primarily or exclusively involving the AI Assets, the AI Liabilities or AI's business); and

          (c)  any breach by AI of this Agreement.

     7. INDEMNIFICATION BY CA. CA shall indemnify, defend and hold harmless AI, and each of its directors, officers and employees from and against any claim, loss, charge, cost, liability, expense (including litigation expenses and attorneys' fees and expenses), damage or cause of action relating to, arising out of or resulting from any of the following items (without duplication):

          (a) the failure of CA to pay, perform or otherwise promptly discharge any liability of CA other than the AI Liabilities whether prior to or after the date hereof;

          (b)  the conduct by CA of its business; and

          (c ) any breach by CA of this Agreement.

     8. INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS. The parties intend that any liability subject to indemnification or reimbursement pursuant to this agreement will be net of insurance proceeds, if any, received by either party that actually reduced the amount of the liability if an indemnified party receives any payment ("Indemnity Payment") required by this Agreement from an indemnifying party in respect of any liability for which indemnification is provided under this Agreement and subsequently receives insurance proceeds then the indemnified party will pay to the indemnifying party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or recovery had been received, realized or recovered before the Indemnity Payment was made.

     9. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Each of CA and AI understand, acknowledge and agree that, except as expressly set forth herein, no party to this Agreement is representing or warranting in any way as to the assets, businesses or liabilities contributed, transferred or assumed as contemplated by this Agreement, as to any consents or approvals required in connection therewith, as to the value or freedom from any mortgage, claim, security interest or other encumbrance (collectively, "Security Interests") of any of the AI Assets, as to the absence of any defense or freedom from counterclaim with respect to any claim of any party or as to legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any AI Assets. Except as may be expressly set forth herein, all AI Assets are being contributed and transferred on an "as is," "where is" basis and AI shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

     10. TAX PAYMENTS. In the event that AI has positive income (before income taxes) for the fiscal period ending March 31, 1998 and for the period beginning April 1, 1998 and ending on the date of the consummation of the initial public offering of AI common stock (the "IPO Date"), as reflected on AI's financial statements for such periods (the "Financial Statements"), AI will make a payment to CA in an amount equal to the product of such income and .375, in order to compensate the CA Consolidated Group (as defined below) for a portion of its tax liability attributable to the AI Group (as defined below); provided that any payment due from AI for the fiscal period ended March 31, 1998 shall be deemed to constitute a portion of the $5.0 million principal amount of the note described in Section 5 hereof. In the event that AI has negative earnings for the fiscal period ending March 31, 1998 or for the period beginning April 1, 1998 and ending on the IPO Date as reflected on the Financial Statements, and if such loss makes allowable to the CA Group a deduction or credit, CA shall make a payment to AI equal to the "Tax Benefit Amount," determined in accordance with the following sentence. The "Tax Benefit Amount" shall be determined by taking the excess if any, of the income taxes that would have been payable by the CA Group for the taxable year ending March 31, 1998 or March 31, 1999, as the case may be, if the AI Group had not been a member of the CA Consolidated Group, to the income taxes actually paid by the CA Group for such period. For purposes of this Agreement, "AI Group" shall mean the corporation which are members of the affiliated group of corporations of which AI is the common parent (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) immediately after the IPO Date and any predecessors or successors thereto; "CA Consolidated Group" shall mean, with respect to any taxable period, the corporations which are members of the affiliated group of corporations of which CA is the common parent (within the meaning of Section 1504 of the Code); and "CA Group" shall mean the corporations which are members of the CA Consolidated Group during any taxable period, excluding the corporations which are the members of the AI Group.

     11. CERTAIN ASSIGNMENTS. To the extent that CA's rights under any AI Asset (including any claim or right to any benefit arising thereunder or resulting therefrom), to be assigned to AI hereunder may not be assigned without the consent of another person which has not been obtained by CA prior to the date hereof, neither this Agreement nor any of the instruments of transfer, assignment or conveyance executed in connection herewith shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and CA and AI shall use all their respective reasonable efforts to obtain any such required consent as promptly as possible after the date hereof. If (i) any such consent has not been obtained or (ii) any attempted assignment would be ineffective or would impair AI's rights under the instrument in question so that AI would not in effect acquire the benefit of such rights, then CA, as may be appropriate, shall cooperate with AI in any reasonable manner to provide AI with the benefits of such instrument.

     12. FURTHER ASSURANCES. From time to time after the date hereof, each party hereto agrees to execute, acknowledge and deliver to the other party such other instruments of conveyance and transfer, to take such other actions and to execute and deliver such other documents, certifications and further assurances as such party hereto may reasonably request in order to vest more effectively in AI, or to put AI more fully in possession of, any of the AI Assets, or to better enable AI to complete, perform or discharge any of the AI Liabilities.

     13.  MISCELLANEOUS.

          (a) This Agreement may be executed in one or more counterparts, all of which have been considered one in the same agreement.

          (b) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of law principles of the state of the forum as to all matters, including matters of the liberty, construction, effect and enforceability, performance and remedies.

     IN WITNESS WHEREOF, the parties have caused this Contribution Agreement to be executed by their duly authorized representatives.


                                   COMPUTER ASSOCIATES INTERNATIONAL, INC.



                                   By: /s/ Robert H. Toth
                                      -------------------------------

                                   ACCPAC INTERNATIONAL, INC.



                                   By: /s/ Frederick S. Wysocki
                                      -------------------------------

    $5,000,000
                                                     Islandia, New York
                                                     January 7, 1998

                                   PROMISSORY NOTE

    FOR VALUE RECEIVED, ACCPAC International, Inc. ("Borrower"), agrees to pay to the order of Computer Associates International, Inc., One Computer Associates Plaza, Islandia, New York 11788, the principal sum of five million dollars ($5,000,000) plus interest, if any, as set forth herein on the earlier to occur of (i) the closing of an initial public offering of common stock of ACCPAC International, Inc. and (ii) December 31, 1999.

    In the event that this Note is not paid in full on or prior to December 31, 1998, interest shall accrue on the unpaid principal amount of this Note as of January 1, 1999 and thereafter at the rate of nine (9) percent per annum.

    Both principal and interest, if any, are payable in lawful money of the United States at the offices of Computer Associates International, Inc., One Computer Associates Plaza, Islandia, New York 11788, in New York City good funds, or at such other place as the holder of this Note, from time to time, in writing may require.

    Should the indebtedness represented by this Note, or any part thereof, be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to the principal, interest and other fees due and payable hereon, reasonable attorneys' and collection fees.

    The Borrower and any endorser hereof, and each of them, hereby waives presentment for payment, notice of dishonor, protest and notice of protest and other notices of every kind, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as defense to any action hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

    This Note shall be governed by, and for all purposes construed in accordance with, the laws of the State of New York without regard to its principles of conflicts of laws.

                                       ACCPAC INTERNATIONAL, INC.


                                       By: /s/ Frederick S. Wysocki
                                         --------------------------